                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1


      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF DOBSON COMMUNICATIONS

                                                              PAGE
                                                              ----
DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Report of Independent Auditors' Report......................   F-2
Report of Independent Public Accountants....................   F-3
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................   F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 2002, 2001 and 2000..........................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 2002, 2001 and 2000......   F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002, 2001 and 2000..........................   F-7
Notes to Consolidated Financial Statements..................   F-8

                   INDEX TO SUPPLEMENTARY DATA

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Selected quarterly financial data...........................  F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Dobson Communications Corporation:

We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation and subsidiaries (the Company) as of December 31, 2002, and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of ACC Acquisition LLC, (a 50 percent owned investee joint venture) at December 31, 2001 or for the periods ended December 31, 2001 and 2000. The Company's investment in ACC Acquisition LLC as of December 31, 2001, was $309,420,407, and its equity in losses of ACC Acquisition LLC were $69,900,766 and $49,621,694 for the years 2001 and 2000, respectively. The financial statements of ACC Acquisition LLC were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ACC Acquisition LLC as of December 31, 2001 and for the periods ended December 31, 2001 and 2000, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dobson Communications Corporation and subsidiaries as of December 31, 2002, and 2001, and the results of their operations and their cash flows for each of the years in the three-year period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 4 to the consolidated financial statements, as of January 1, 2001 the Company changed its method of accounting for derivative instruments and hedging activities and disposal of long-lived assets and as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 related to the change in accounting for identifiable intangible assets with indefinite lives.

                                                        KPMG LLP

Oklahoma City, Oklahoma
July 18, 2003

NOTE:

     1. THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT.

     2. THE PREDECESSOR AUDITOR HAS NOT REISSUED THIS REPORT.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of
ACC Acquisition LLC:

         We have audited the accompanying consolidated balance sheets of ACC Acquisition LLC (a Delaware Limited Liability Company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 2001 and the period from February 15, 2000 through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACC Acquisition LLC end subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and the period from February 15, 2000 through December 31,2000, in conformity with accounting principles generally accepted in the United States.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company could violate one of the covenants of its bank debt agreement during 2002, resulting in its lenders having the right to declare its outstanding debt immediately due and payable, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As explained in Notes 2 and 3 to the consolidated financial statements, respectively, effective January 1, 2001, the Company changed its method of accounting for derivative instruments and hedging activities and the disposal of long-lived assets.

                               ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
March 22, 2002

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                   2002             2001
                                                              --------------   --------------
                                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  294,202,659   $  161,236,136
Restricted cash and investments (Note 2)....................       7,098,254               --
Accounts receivable --
  Customers, net of allowance for doubtful accounts of
    $1,179,978 in 2002 and $3,075,306 in 2001...............      58,632,227       78,544,787
  Affiliate.................................................              --       19,065,333
Inventory (Note 2)..........................................       6,193,855       21,801,847
Deposits (Note 6)...........................................              --       91,205,000
Prepaid expenses............................................       4,064,660        4,744,513
Deferred income taxes.......................................       1,980,000        2,799,764
                                                              --------------   --------------
    Total current assets....................................     372,171,655      379,397,380
                                                              --------------   --------------
PROPERTY, PLANT AND EQUIPMENT, net (Note 3).................     271,702,926      268,505,707
                                                              --------------   --------------
OTHER ASSETS:
Receivables -- affiliate....................................         784,284          924,303
Restricted assets...........................................       7,098,253               --
Wireless license acquisition costs..........................   1,035,547,289    1,089,247,289
Deferred financing costs, net of accumulated amortization of
  $31,763,316 in 2002 and $22,504,417 in 2001...............      49,950,466       59,454,301
Customer list, net of accumulated amortization of
  $52,399,577 in 2002 and $39,161,803 in 2001...............      18,796,563       32,034,337
Investment in joint venture (Note 5)........................              --      309,420,407
Deposits, net of current portion (Note 6)...................       1,914,800       18,009,800
Other non-current assets....................................      25,249,272        9,780,603
Assets of discontinued operations...........................     178,056,420      392,381,094
                                                              --------------   --------------
    Total other assets......................................   1,317,397,347    1,911,252,134
                                                              --------------   --------------
    Total assets............................................  $1,961,271,928   $2,559,155,221
                                                              ==============   ==============
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable............................................  $   52,105,963   $   70,261,060
Accrued expenses............................................      19,714,006       16,060,208
Accrued interest payable....................................      24,515,509       28,990,210
Deferred revenue and customer deposits......................      12,837,967       12,698,274
Current portion of long-term debt...........................      50,704,238       44,508,645
Accrued dividends payable...................................      37,251,136       25,657,635
Current portion of obligations under capital leases.........       1,324,267        1,532,486
                                                              --------------   --------------
    Total current liabilities...............................     198,453,086      199,708,518
                                                              --------------   --------------
OTHER LIABILITIES:
Long-term debt, net of current portion......................   1,222,435,718    1,576,372,307
Deferred tax liabilities....................................      51,801,039       49,228,520
Minority interest...........................................       7,891,901        8,065,740
Other non-current liabilities...............................       2,610,029       16,885,394
Liabilities of discontinued operations......................      62,808,416       83,951,861
Commitments (Note 8)
Senior exchangeable preferred stock,
  net (Note 9)..............................................     558,343,563      581,943,071
Series AA preferred stock (Note 9)..........................     200,000,000      200,000,000
STOCKHOLDERS' DEFICIT: (Note 10)
Class A common stock, $.001 par value, 175,000,000 shares
  authorized and 39,700,968 and 39,682,561 issued in 2002
  and 2001..................................................          39,701           39,683
Convertible class B common stock, $.001 par value,
  70,000,000 shares authorized and 54,977,481 and 54,995,888
  shares issued in 2002 and 2001............................          54,978           54,996
Convertible class C common stock, $.001 par value, 4,226
  shares authorized and zero shares issued in 2002 and
  2001......................................................              --               --
Convertible class D common stock, $.001 par value, 33,000
  shares authorized and zero shares issued in 2002 and
  2001......................................................              --               --
Paid-in capital.............................................     674,023,222      606,454,999
Retained deficit............................................    (989,852,500)    (728,939,087)
Accumulated other comprehensive loss, net of income tax
  benefit of $662,381 and $10,767,246 at December 31, 2002
  and 2001..................................................      (1,080,726)     (16,150,869)
Less 4,569,131 and 2,117,600 class A common shares held in
  treasury, at cost at December 31, 2002 and 2001...........     (26,256,499)     (18,459,912)
                                                              --------------   --------------
    Total stockholders' deficit.............................    (343,071,824)    (157,000,190)
                                                              --------------   --------------
    Total liabilities and stockholders' deficit.............  $1,961,271,928   $2,559,155,221
                                                              ==============   ==============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                  2002            2001            2000
                                                              -------------   -------------   -------------
OPERATING REVENUE:
  Service revenue...........................................  $ 342,499,517   $ 300,023,828   $ 227,570,404
  Roaming revenue...........................................    201,210,561     216,125,238     172,094,234
  Equipment and other revenue...............................     18,195,154      20,019,656      20,360,059
                                                              -------------   -------------   -------------
      Total operating revenue...............................    561,905,232     536,168,722     420,024,697
                                                              -------------   -------------   -------------
OPERATING EXPENSES:
  Cost of service (exclusive of items shown separately
    below)..................................................    149,068,930     149,763,325     100,681,570
  Cost of equipment.........................................     42,143,280      45,914,022      42,661,965
  Marketing and selling.....................................     67,560,896      68,273,722      60,505,414
  General and administrative................................     72,412,774      66,492,314      58,018,582
  Depreciation and amortization.............................     80,050,539     165,453,749     140,770,224
                                                              -------------   -------------   -------------
      Total operating expenses..............................    411,236,419     495,897,132     402,637,755
                                                              -------------   -------------   -------------
OPERATING INCOME............................................    150,668,813      40,271,590      17,386,942
                                                              -------------   -------------   -------------
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (112,647,600)   (135,195,767)   (128,838,704)
  Other (expense) income, net...............................     (1,684,812)     11,243,301       9,077,008
  Gain (loss) from extinguishment of debt...................      2,201,755              --     (32,882,475)
                                                              -------------   -------------   -------------
INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF
  SUBSIDIARIES AND INCOME TAXES.............................     38,538,156     (83,680,876)   (135,257,229)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES................     (6,520,636)     (5,517,148)     (3,902,684)
LOSS FROM INVESTMENT IN JOINT VENTURE.......................   (184,380,882)    (69,181,120)    (50,292,827)
                                                              -------------   -------------   -------------
LOSS BEFORE INCOME TAXES....................................   (152,363,362)   (158,379,144)   (189,452,740)
  Income tax benefit........................................     47,867,733      33,733,409      52,612,408
                                                              -------------   -------------   -------------
LOSS FROM CONTINUING OPERATIONS.............................   (104,495,629)   (124,645,735)   (136,840,332)
DISCONTINUED OPERATIONS: (Note 4)
  Income (loss) from discontinued operations, net of income
    tax (expense) benefit of $(10,678,765) in 2002,
    $2,025,222 in 2001, and $5,747,048 in 2000..............     17,423,248      (2,928,426)     (8,670,552)
  (Loss) income from discontinued operations from investment
    in joint venture........................................       (326,955)       (719,646)        671,133
  Gain from sale of discontinued operations, net of income
    tax expense of $59,164,138 for the year ended December
    31, 2002................................................     88,314,922              --              --
  Gain from sale of discontinued operations from investment
    in joint venture........................................      6,736,056              --              --
                                                              -------------   -------------   -------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE:.....................................      7,651,642    (128,293,807)   (144,839,751)
  Cumulative effect of change in accounting principle, net
    of income tax benefit of $20,406,000 (Note 2)...........    (33,294,000)             --              --
  Cumulative effect of change in accounting principle from
    investment in joint venture.............................   (140,820,000)             --              --
                                                              -------------   -------------   -------------
NET LOSS....................................................   (166,462,358)   (128,293,807)   (144,839,751)
DIVIDENDS ON PREFERRED STOCK................................    (94,451,055)    (86,325,589)   (126,686,297)
EXCESS OF CARRYING VALUE OVER REPURCHASE PRICE OF PREFERRED
  STOCK.....................................................     70,323,789              --              --
                                                              -------------   -------------   -------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................  $(190,589,624)  $(214,619,396)  $(271,526,048)
                                                              =============   =============   =============
BASIC NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS
  PER COMMON SHARE:
  Continuing operations.....................................  $       (1.15)  $       (1.32)  $       (1.53)
  Discontinued operations...................................           1.24           (0.04)          (0.09)
  Change in accounting principle............................          (1.92)             --              --
  Dividends on and repurchase of preferred stock............          (0.27)          (0.92)          (1.42)
                                                              -------------   -------------   -------------
TOTAL BASIC NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER
  COMMON SHARE..............................................  $       (2.10)  $       (2.28)  $       (3.04)
                                                              =============   =============   =============
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...............................................     90,671,688      93,969,310      89,417,829
                                                              =============   =============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                                        ----------------------------------------------------------------------
                                                              CLASS A                 CLASS A                  CLASS B
                                                          PREFERRED STOCK           COMMON STOCK             COMMON STOCK
                                        COMPREHENSIVE   --------------------   ----------------------   ----------------------
                                            LOSS         SHARES     AMOUNT       SHARES       AMOUNT      SHARES       AMOUNT
                                        -------------   --------   ---------   -----------   --------   -----------   --------
DECEMBER 31, 1999.....................                   314,286   $ 314,286    63,872,059   $63,872             --   $    --
 Net loss.............................                        --          --            --        --             --        --
 Distribution of Logix................                        --          --            --        --             --        --
 Recapitalization.....................                  (314,286)   (314,286)  (63,872,059)  (63,872)    65,311,716    65,312
 Issuance of common stock.............                        --          --    27,970,647    27,971             --        --
 Preferred stock dividend.............                        --          --            --        --             --        --
                                                        --------   ---------   -----------   --------   -----------   --------
DECEMBER 31, 2000.....................                        --          --    27,970,647    27,971     65,311,716    65,312
 Net loss.............................  $(128,293,807)        --          --            --        --             --        --
 Other comprehensive loss --
   SFAS No. 133 transition adjustment,
    net of tax........................    (7,760,526)         --          --            --        --             --        --
   SFAS No. 133 transition adjustment
    reclassified into earnings, net of
    tax...............................     4,930,747          --          --            --        --             --        --
   Change in fair value of hedge
    transactions, net of tax..........   (13,321,090)         --          --            --        --             --        --
                                        -------------
 Total comprehensive loss.............  $(144,444,676)
                                        =============
 Conversion and issuance of
   common stock.......................                        --          --    11,711,914    11,712    (10,315,828)  (10,316)
 Increase in subscription
   receivable.........................                        --          --            --        --             --        --
 Preferred stock dividends............                        --          --            --        --             --        --
 Purchase of treasury stock, at
   cost...............................                        --          --            --        --             --        --
                                                        --------   ---------   -----------   --------   -----------   --------
DECEMBER 31, 2001.....................                        --          --    39,682,561    39,683     54,995,888    54,996
 Net loss.............................  (166,462,358)         --          --            --        --             --        --
 Amounts related to hedged
   transactions reclassed into
   earnings, net of tax...............    15,000,162          --          --            --        --             --        --
 Ineffective hedge transaction of
   unconsolidated subsidiary reclassed
   into earnings, net of tax..........       321,876          --          --            --        --             --        --
 Change in fair value of hedge
   transactions, net of tax...........      (251,895)         --          --            --        --             --        --
                                        -------------
 Total comprehensive loss.............  $(151,392,215)
                                        =============
 Conversion of common stock...........                        --          --        18,407        18        (18,407)      (18)
 Increase in subscription
   receivable.........................                        --          --            --        --             --        --
 Preferred stock dividends............                        --          --            --        --             --        --
 Redemption of preferred stock........                        --          --            --        --             --        --
 Purchase of treasury stock, at
   cost...............................                        --          --            --        --             --        --
                                                        --------   ---------   -----------   --------   -----------   --------
DECEMBER 31, 2002.....................                        --   $      --    39,700,968   $39,701     54,977,481   $54,978
                                                        ========   =========   ===========   ========   ===========   ========

                                                               STOCKHOLDERS' EQUITY (DEFICIT)
                                        -----------------------------------------------------------------------------
                                            CLASS D                                       ACCUMULATED
                                         COMMON STOCK                                        OTHER         TREASURY
                                        ---------------     PAID-IN        RETAINED      COMPREHENSIVE     STOCK AT
                                        SHARES   AMOUNT     CAPITAL         DEFICIT          LOSS            COST
                                        ------   ------   ------------   -------------   -------------   ------------
DECEMBER 31, 1999.....................      --    $--     $ 18,234,773   $(316,317,323)  $         --    $(56,125,661)
 Net loss.............................      --     --               --    (144,839,751)            --              --
 Distribution of Logix................      --     --               --      73,523,680             --              --
 Recapitalization.....................      --     --       49,169,282              --             --      56,125,661
 Issuance of common stock.............   4,832      5      546,929,765              --             --              --
 Preferred stock dividend.............      --     --               --    (126,686,297)            --              --
                                        ------    ---     ------------   -------------   ------------    ------------
DECEMBER 31, 2000.....................   4,832      5      614,333,820    (514,319,691)            --              --
 Net loss.............................      --     --               --    (128,293,807)            --              --
 Other comprehensive loss --
   SFAS No. 133 transition adjustment,
    net of tax........................      --     --               --              --     (7,760,526)             --
   SFAS No. 133 transition adjustment
    reclassified into earnings, net of
    tax...............................      --     --               --              --      4,930,747              --
   Change in fair value of hedge
    transactions, net of tax..........      --     --               --              --    (13,321,090)             --
 Total comprehensive loss.............
 Conversion and issuance of
   common stock.......................  (4,832)    (5)         735,713              --             --              --
 Increase in subscription
   receivable.........................      --     --       (8,614,534)             --             --              --
 Preferred stock dividends............      --     --               --     (86,325,589)            --              --
 Purchase of treasury stock, at
   cost...............................      --     --               --              --             --     (18,459,912)
                                        ------    ---     ------------   -------------   ------------    ------------
DECEMBER 31, 2001.....................      --     --      606,454,999    (728,939,087)   (16,150,869)    (18,459,912)
 Net loss.............................      --     --               --    (166,462,358)            --              --
 Amounts related to hedged
   transactions reclassed into
   earnings, net of tax...............      --     --               --              --     15,000,162              --
 Ineffective hedge transaction of
   unconsolidated subsidiary reclassed
   into earnings, net of tax..........      --     --               --              --        321,876              --
 Change in fair value of hedge
   transactions, net of tax...........      --     --               --              --       (251,895)             --
 Total comprehensive loss.............
 Conversion of common stock...........      --     --               --              --             --              --
 Increase in subscription
   receivable.........................      --     --         (268,701)             --             --              --
 Preferred stock dividends............      --     --               --     (94,451,055)            --              --
 Redemption of preferred stock........      --     --       67,836,924              --             --              --
 Purchase of treasury stock, at
   cost...............................      --     --               --              --             --      (7,796,587)
                                        ------    ---     ------------   -------------   ------------    ------------
DECEMBER 31, 2002.....................      --    $--     $674,023,222   $(989,852,500)  $ (1,080,726)   $(26,256,499)
                                        ======    ===     ============   =============   ============    ============

                                        STOCKHOLDERS'
                                           EQUITY
                                          (DEFICIT)
                                        -------------
                                            TOTAL
                                        STOCKHOLDERS'
                                           EQUITY
                                          (DEFICIT)
                                        -------------
DECEMBER 31, 1999.....................  $(353,830,053)
 Net loss.............................   (144,839,751)
 Distribution of Logix................     73,523,680
 Recapitalization.....................    104,982,097
 Issuance of common stock.............    546,957,741
 Preferred stock dividend.............   (126,686,297)
                                        -------------
DECEMBER 31, 2000.....................    100,107,417
 Net loss.............................   (128,293,807)
 Other comprehensive loss --
   SFAS No. 133 transition adjustment,
    net of tax........................     (7,760,526)
   SFAS No. 133 transition adjustment
    reclassified into earnings, net of
    tax...............................      4,930,747
   Change in fair value of hedge
    transactions, net of tax..........    (13,321,090)
 Total comprehensive loss.............
 Conversion and issuance of
   common stock.......................        737,104
 Increase in subscription
   receivable.........................     (8,614,534)
 Preferred stock dividends............    (86,325,589)
 Purchase of treasury stock, at
   cost...............................    (18,459,912)
                                        -------------
DECEMBER 31, 2001.....................   (157,000,190)
 Net loss.............................   (166,462,358)
 Amounts related to hedged
   transactions reclassed into
   earnings, net of tax...............     15,000,162
 Ineffective hedge transaction of
   unconsolidated subsidiary reclassed
   into earnings, net of tax..........        321,876
 Change in fair value of hedge
   transactions, net of tax...........       (251,895)
 Total comprehensive loss.............
 Conversion of common stock...........             --
 Increase in subscription
   receivable.........................       (268,701)
 Preferred stock dividends............    (94,451,055)
 Redemption of preferred stock........     67,836,924
 Purchase of treasury stock, at
   cost...............................     (7,796,587)
                                        -------------
DECEMBER 31, 2002.....................  $(343,071,824)
                                        =============

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                  2002            2001            2000
                                                              -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations.......................  $(104,495,629)  $(124,645,735)  $(136,840,332)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation and amortization...........................     80,050,539     165,453,749     140,770,224
    Amortization of bond premium and financing costs........     10,932,538      10,940,387       9,628,333
    Deferred income taxes and investment tax credits, net...    (41,550,733)    (40,273,209)    (55,946,110)
    Loss on disposition of assets, net......................      1,286,916         603,609          17,294
    (Gain) loss from extinguishment of debt.................     (2,201,755)             --      32,882,475
    Cash used in operating activities of discontinued
     operations.............................................      2,703,319      (9,864,254)     (5,984,856)
    Minority interests in income of subsidiaries............      6,520,636       5,517,148       3,902,684
    Loss from investment in joint venture...................    184,380,882      69,181,120      50,292,827
    Accrued dividend income.................................     (2,261,747)     (2,138,710)             --
  Changes in current assets and liabilities --
    Accounts receivable.....................................     38,977,893     (14,723,878)    (44,058,659)
    Inventory...............................................     15,607,992     (11,117,109)     (4,211,577)
    Prepaid expenses and other..............................      1,323,012      (2,902,211)     (2,451,098)
    Accounts payable........................................    (18,752,262)        708,715      32,207,094
    Accrued expenses........................................     (1,520,903)      8,782,892      21,708,015
    Deferred revenue and customer deposits..................        139,693       3,868,459       4,626,155
                                                              -------------   -------------   -------------
      Net cash provided by operating activities.............    171,140,391      59,390,973      46,542,469
                                                              -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (75,371,312)    (86,871,885)   (109,263,008)
  Purchase of wireless license and properties...............             --      (3,122,303)   (368,687,233)
  Investment in joint venture...............................             --     (51,413,782)   (382,500,000)
  Refund (payment) of deposits for FCC auction..............    107,300,000     (59,214,800)    (50,000,000)
  Proceeds from sale of property, plant and equipment.......      3,545,217         513,578       2,410,010
  Increase (decrease) in receivable-affiliate...............        483,618      (1,512,801)     (6,635,967)
  Cash provided by (used in) investing activities of
    discontinued operations.................................    344,597,714      24,578,892     (69,214,598)
  Purchase of other assets..................................    (16,628,642)             --              --
  Other investing activities................................     (2,149,985)      2,876,258      (4,920,107)
                                                              -------------   -------------   -------------
      Net cash provided by (used in) investing activities...    361,776,610    (174,166,843)   (988,810,903)
                                                              -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    389,500,000     630,000,000   1,541,735,000
  Repayments of long-term debt..............................   (725,927,137)   (699,400,630)   (920,627,476)
  Distributions to partners.................................     (6,549,176)     (4,733,824)             --
  Proceeds from issuance of common stock....................             --         940,589     546,400,645
  Issuance of preferred stock...............................             --     200,000,000              --
  Purchase of senior notes..................................     (8,863,385)             --              --
  Purchase of preferred stock...............................    (38,691,210)             --     (53,295,725)
  Premium on redemption of Senior Notes.....................             --              --     (23,869,317)
  Purchase of common stock..................................     (7,796,587)    (18,459,912)             --
  Maturities of restricted investments......................         92,763      27,106,677      22,080,000
  Deferred financing costs..................................       (189,924)       (499,531)    (30,708,071)
  Other financing activities................................     (1,525,822)     (1,516,018)       (479,719)
                                                              -------------   -------------   -------------
      Net cash (used in) provided by financing activities...   (399,950,478)    133,437,351   1,081,235,337
                                                              -------------   -------------   -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    132,966,523      18,661,481     138,966,903
CASH AND CASH EQUIVALENTS, beginning of year................    161,236,136     142,574,655       3,607,752
                                                              -------------   -------------   -------------
CASH AND CASH EQUIVALENTS, end of year......................  $ 294,202,659   $ 161,236,136   $ 142,574,655
                                                              =============   =============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for --
  Interest, net of amounts capitalized......................  $ 115,382,160   $ 144,704,461   $ 126,135,528
  Income taxes..............................................  $   3,646,971   $     127,023   $      80,843
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Conversion of class D preferred stock to old class A common
  stock.....................................................  $          --   $          --   $  58,200,000
Conversion of class D preferred stock to class E preferred
  stock and old class A common stock........................  $          --   $          --   $  46,610,325
Stock dividend paid through the issuance of preferred
  stock.....................................................  $  80,338,000   $  70,877,000   $  62,690,000

  The accompanying notes are an integral part of these consolidated financial statements.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Kansas, Maryland, Michigan, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia.

  2000 RECAPITALIZATION

     Management of the Company completed a recapitalization of the Company immediately prior to and in conjunction with its initial public offering of its common stock on February 9, 2000. This recapitalization included:

     - the conversion and redemption of its outstanding class D preferred stock and class E preferred stock for cash and the issuance of old class A common stock;

     - the conversion of old class A common stock into class B common stock;

     - the creation of class A common stock issued in the Company's initial public offering;

     - a 111.44 for 1 split of new class B common stock;

     - the retirement of the Company's class A preferred stock;

     - the creation of a new class D common stock to be issued upon the exercise of options under the Company's amended 1996 stock option plan; and

     - the redesignation of formerly authorized class F and G preferred shares to undesignated preferred shares.

     Subsequent to this recapitalization, the Company has outstanding only class A common stock, class B common stock, 12.25% senior preferred stock, 13% senior preferred stock and Series AA preferred stock.

     On February 9, 2000, the Company completed its initial public offering of 25 million shares of class A common stock, and the sale of an additional 1.5 million shares of class A common stock to AT&T Wireless, for net proceeds (after commissions and expenses) of $545.4 million. The Company used $53.3 million of the net proceeds to pay accrued dividends on its class D preferred stock and to redeem its class E preferred stock. An additional $382.5 million was used as a capital contribution to its joint venture with AT&T Wireless, which acquired American Cellular. The Company used the balance of the net proceeds for working capital and other general corporate purposes.

  CAPITAL RESOURCES AND GROWTH

     The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities (described in Note 7), including financial covenants, the Company will be unable to borrow under the credit facilities during such time period to fund its ongoing operations, planned capital expenditures or other permissible uses.

     The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. However, in a few of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders' and partners' shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest, but has a significant influence, are accounted for under the equity method.

     The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and shareholders for the execution and compliance with contracts and agreements and for filing of instruments required by law, which are made on behalf of these partnerships. The Company also maintains the books and records of these partnerships.

  BUSINESS SEGMENT

     The Company operates in one business segment pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents of $294.2 million at December 31, 2002 and $161.2 million at December 31, 2001 consist of cash and short-term investments with original maturities of three months or less.

  RESTRICTED CASH AND INVESTMENTS

     Restricted cash and investments totaling $14.2 million at December 31, 2002, consisted entirely of an escrow reserve to cover any future contingencies related to the Company's sale of certain markets to Verizon Wireless during February 2002. Subsequent to year-end, the Company received $7.1 million of this escrow reserve. If there are no claims against this transaction, the Company will receive the remaining $7.1 million during February 2004.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts of $1.2 million at December 31, 2002 and $3.1 million at December 31, 2001 are based on a percentage of aging receivables. The Company reviews it allowance for doubtful accounts monthly by evaluating balances for collectibility.

  INVENTORY

     The Company values its inventory using the weighted average costing method of accounting.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Through December 31, 2001, the Company's accounting policy for impairment of long-lived assets was to review the carrying value of its long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES cash flows generated by the asset. The Company's definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. To complete this evaluation, the Company first performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company's policy to aggregate its wireless license acquisition costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. The Company has identified transitional impairments relating to their indefinite life intangible assets during 2002. See "Recently Issued Accounting Pronouncements" below for further details.

  WIRELESS LICENSE ACQUISITION COSTS

     Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. Prior to the implementation of SFAS No. 142, "Goodwill and Other Intangible assets", wireless license acquisition costs were being amortized on a straight-line basis over fifteen years. Amortization expense of $92.1 million was recorded in 2001 and $82.1 million was recorded in 2000. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company is testing for the impairment of indefinite life intangible assets at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.

     The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation. During 2002, the Company identified transitional impairments relating to its wireless license acquisition costs, see "Recently Issued Accounting Pronouncements" below for further discussion.

  DEFERRED FINANCING COSTS

     Deferred financing costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the term of the debt of eight to ten years. Interest expense related to this amortization of $9.3 million was recorded in 2002, $9.2 million in 2001, and $8.0 million in 2000. Based on the current life of the Company's long-term debt, the estimated amortization of deferred financing costs for the next five succeeding years is approximately $9.1 million per year.

  CUSTOMER LIST

     Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $13.2 million was recorded in 2002, $14.2 million in 2001 and $12.6 million in 2000. Based on the remaining term of the Company's other intangibles, the future estimated amortization expense is approximately $13.2 million in 2003, $4.3 million in 2004 and $1.4 million in 2005.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     On January 1, 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". With this implementation, the Company recorded an asset or liability and a transition adjustment, net of income tax benefit, to other comprehensive income or loss for its derivative contracts. All derivatives are recognized on the balance sheet at their fair value. All of the Company's derivatives that qualify for hedge accounting treatment are "cash flow" hedges. The Company designates its cash flow hedge derivatives as such on the date the derivative contract is entered into. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transaction. The Company also assesses, both at the hedge's inception

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     The Company's accumulated other comprehensive loss, net of income tax benefit, was $1.1 million at December 31, 2002 and decreased from $9.1 million at of December 31, 2001. The remaining contracts will be reclassified and expensed during 2003. In addition, the accumulated other comprehensive loss, net of income tax benefit, recorded for the Company's 50% interest in its unconsolidated subsidiary, American Cellular was $7.1 million as of December 31, 2001. As a result of the expiration of American Cellular's interest rate swap agreement on June 4, 2002, there was not a balance at December 31, 2002 related to American Cellular. During 2002 and 2001, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company's derivatives.

     By using derivative instruments to hedge exposures to changes in commodity prices and exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company's policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.

  REVENUE RECOGNITION

     The Company records service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $4.3 million as of December 31, 2002 and $4.4 million as of December 31, 2001, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue in the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. The Company's ability to sell wireless equipment is independent of the Company's ability to offer wireless services to its customers; therefore, the Company considers equipment sales a separate earnings process and accounts for it accordingly. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred.

     As of December 31, 2000, the Company implemented SEC Staff Accounting Bulletin, or SAB, No. 101 "Revenue Recognition." The impact of implementing SAB 101 was not material to the Company's revenue or results of operations.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

  INCOME TAXES

     The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  DISPOSAL OF LONG-LIVED ASSETS

     As of January 1, 2001, the Company implemented SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The discontinued operations described in (Note 4) are reflected in the financial statements as "Loss from Discontinued Operations." Periods prior to December 31, 2001, have been reclassified to reflect this change in accounting standard.

  STOCK-BASED COMPENSATION

     The Company accounts for its stock option plans under APB Opinion 25, under which no compensation cost is recognized for fixed plans. The following schedule shows the Company's net loss and net loss per share for the last three years, had compensation expense been determined consistent with the SFAS No. 123, Accounting for Stock-Based Compensation. The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company's operations in future periods.

                                                       2002        2001        2000
                                                     ---------   ---------   ---------
                                                          ($ IN THOUSANDS, EXCEPT
                                                          FOR PER SHARE AMOUNTS)
Net loss applicable to common stockholders:
  As reported......................................  $(190,590)  $(214,619)  $(271,526)
  Pro forma stock-based compensation, net of tax...     (6,828)     (6,886)     (4,038)
                                                     ---------   ---------   ---------
  Pro forma........................................  $(197,418)  $(221,505)  $(275,564)
                                                     =========   =========   =========
Basic net loss applicable to common stockholders
  per common share:
  As reported......................................  $   (2.10)  $   (2.28)  $   (3.04)
  Pro forma........................................  $   (2.18)  $   (2.36)  $   (3.08)

     Diluted net loss per common share for each period has been omitted because the impact of common stock equivalents is anti-dilutive.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000:

                                                            2002      2001      2000
                                                           ------     -----     -----
                                                             (AMOUNTS EXPRESSED IN
                                                                  PERCENTAGES)
Interest rate............................................    5.10%     5.21%     5.81%
Expected volatility......................................  237.70%    67.11%    63.87%
Dividend yield...........................................       0%        0%        0%

     The weighted average fair value of options granted using the Black-Scholes option pricing model was $2.09 in 2002, $12.18 in 2001 and $19.58 in 2000 assuming an expected life of ten years.

  EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share," requires two presentations of earnings per share -- "basic" and "diluted." Basic (loss) income per share is computed by dividing (loss) income available to common shareholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted (loss) income per share is similar to basic (loss) income per share, except that the denominator is increased to include the number of additional shares that would have been outstanding if the potentially dilutive shares, such as options, had been issued.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The Company's class C and class D common stock is convertible into 111.44 shares of class A common stock at the option of the holder. Due to this conversion feature, basic loss per common share is computed by the weighted average number of shares of common stock outstanding on an as converted basis for the period described. Diluted net loss per common share for each period has been omitted because the impact of stock options and convertible preferred stock on the Company's net loss per common share is anti-dilutive.

  USE OF ESTIMATES

     The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; and obligations related to acquired and sold properties. Actual results could differ from those estimates.

  SIGNIFICANT CONCENTRATIONS

     In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. Approximately 94% during the year ended December 31, 2002, 96% during the year ended December 31, 2001 and 95% during the year ended December 31, 2000 of the Company's roaming revenue was earned from four wireless carriers.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the previously presented 2001 and 2000 balances to conform them to the current presentation.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, the Company reassessed the useful lives of its intangible assets. A significant portion of its intangible assets is classified as "Wireless license acquisition costs," which represents the Company's costs associated with acquiring its FCC licenses. These licenses allow the Company to provide wireless services by giving the Company the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, the Company has determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, the Company's wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety on January 1, 2002, the Company ceased the amortization of its wireless license acquisition costs and now tests for impairment of its wireless license acquisition costs at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the wireless license acquisition costs. The Company also determines on an annual basis whether facts and circumstances continue to support an indefinite useful life.

     During the years ended December 31, 2001 and 2000, the Company recorded $57.1 million and $50.9 million of amortization expense, net of income tax benefit, related to its wireless license acquisition

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES costs. Without this amortization and before considering American Cellular's impact of this change, the Company's 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (71,185)   $ (93,931)
Net loss applicable to common stockholders..................   (157,510)    (220,617)
Net loss applicable to common stockholders per common
  share.....................................................  $   (1.68)   $   (2.47)

     In addition, the Company's 50%-owned unconsolidated subsidiary, American Cellular, recorded $58.3 million and $50.3 million of amortization expense related to its goodwill and $34.5 million and $28.7 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs, for the years ended December 31, 2001 and 2000. Without this amortization, American Cellular's 2001 and 2000 operating results would have been:

                                                                 2001         2000
                                                              ----------   ----------
                                                              ($ IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
Net loss....................................................  $ (44,858)   $ (20,236)
Net loss applicable to common stockholder...................    (46,997)     (20,236)
Net loss applicable to common stockholder per common
  share.....................................................  $(469,966)   $(202,361)

     Through December 31, 2001, the Company's accounting policy for impairment of long-lived assets was to review the carrying value of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company's definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

     Upon implementation of SFAS No. 142, the Company performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company's policy to aggregate its wireless license acquisition costs. The Company determined the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge, net of income tax benefit, of $33.3 million to reflect the write-down of its wireless license acquisition costs to their fair value and a charge of $140.8 million to reflect its equity in the write-down of the wireless license acquisition costs of its 50%-owned subsidiary, American Cellular to their fair values. In addition, at June 30, 2002 and continuing through December 31, 2002, American Cellular, failed to comply with the total debt leverage ratio required by its senior credit facility. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and its indefinite life intangible assets in accordance with SFAS No. 142. Based on these evaluations at June 30, 2002 and December 31, 2002, American Cellular concluded that there were impairments of its goodwill. Therefore, American Cellular recorded an impairment loss totaling $377.0 million, at June 30, 2002, and an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002, as discussed in Note 5 below.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 as of January 1, 2003 did not have a material effect on its financial condition or operations.


     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 was effective for fiscal years beginning after May 15, 2002, and upon adoption, the Company had to reclassify extraordinary losses and gains on extinguishment of debt in its results from continuing operations in the prior periods that have had the extraordinary gain (loss) on debt extinguishments. Therefore, upon implementing this standard on January 1, 2003, the Company has reclassified its gain (loss) from debt extinguishments as, "Gain
(loss) from extinguishment of debt," included in its loss from continuing operations in 2000 and 2002.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 as of January 1, 2003 did not have a material effect on its financial condition or operations.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," by requiring prominent disclosures in both annual and interim financials statements and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The disclosure provisions, will be effective for fiscal years ending after December 15, 2002, while the amendments offering alternative methods of accounting for stock-based compensation will be effective for fiscal years beginning after December 31, 2003. The Company implemented the disclosure provisions as of December 31, 2002, but has not yet determined the effect of implementing the remaining requirements of this new accounting standard may have on its financial condition or operations.

     The FASB's Emerging Issues Task Force issued "EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables," to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Company does not expect that the adoption of EITF 00-21 will have a material impact on its financial condition or operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity." This statement is effective for interim periods beginning after June 15, 2003, and will require that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to our statement of operations. Currently, the charges related to the mandatorily redeemable preferred stock are not reflected in net income (loss), but are reflected in determining net income (loss) applicable to common stock. At December 31, 2002, the carrying value of the Company's mandatorily redeemable preferred stock that would have been reclassified as a liability was $558.3 million and the related dividends that would have been reflected as annual interest expense was $82.3 million.

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $66.8 million was recorded for the year ended December 31, 2002, $59.1 million for the year ended December 31, 2001 and $46.1 million for the year ended December 31, 2000.

     Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2002 and 2001:

                                                         USEFUL
                                                          LIFE      2002        2001
                                                         ------   ---------   ---------
                                                                ($ IN THOUSANDS)
Wireless systems and equipment.........................   3-10    $ 355,744   $ 304,697
Buildings and improvements.............................   5-40       41,940      39,355
Vehicles, aircraft and other work equipment............   3-10        7,422      11,781
Furniture and office equipment.........................   5-10       46,039      41,905
Plant under construction...............................              15,226         690
Land...................................................               1,681       1,229
                                                                  ---------   ---------
  Property, plant and equipment........................             468,052     399,657
Accumulated depreciation...............................            (196,349)   (131,151)
                                                                  ---------   ---------
  Property, plant and equipment, net...................           $ 271,703   $ 268,506
                                                                  =========   =========

4.  DISCONTINUED OPERATIONS

     On February 8, 2002, the Company sold three wireless properties to Verizon Wireless for a total purchase price of $263.0 million. These properties included California 7 RSA, Ohio 2 RSA, and Georgia 1 RSA. On February 28, 2002, the Company sold its 75% ownership interest in Arizona 5 RSA to Verizon Wireless for a total purchase price of $85.0 million. In addition, on February 8, 2002, American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Proceeds from these transactions were used primarily to pay down bank debt. However, $14.2 million of these proceeds were being held in escrow to cover any future contingencies and are shown as restricted assets on the Company's December 31, 2002 balance sheet. Subsequent to year-end 2002, the Company received $7.1 million of this escrow

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES reserve. If there are no claims against this transaction, the Company will receive the remaining $7.1 million during February 2004.

     In addition, on June 17, 2003, the Company exchanged its two remaining wireless properties in California for two AT&T Wireless properties in Alaska. AT&T Wireless has also transferred to the Company all of the Company's Series AA preferred stock that it previously held. The fair value of the Series AA preferred stock was substantially lower than the carrying value. The gain on the redemption of the Series AA preferred will be reflected in the second quarter of 2003 as a component of net income applicable to common stockholders. The gain from the exchange of the two properties in California will be reflected as a component of net income and net income applicable to common stockholders. The Company expects to record gains, before tax effect, applicable to common stockholders of approximately $240 million to $250 million, as a result of the exchange transactions. Upon the transfer of the Series AA preferred stock, AT&T Wireless owns less than 5.0% of the Company's fully diluted class A common stock. The Company has reclassified its financial statements to reflect the operations of its California properties as discontinued operations. Although this transaction remained subject to federal regulatory approvals, during the first quarter 2003, certain other conditions were executed making it more likely than not that this transaction was to be completed, thus, the Company began reclassifying its financial statements as of March 31, 2003, to reflect the operations of its California properties as discontinued operations.

     Therefore, the Company's financial statements have been reclassified to reflect both of these transactions as discontinued operations in the consolidated financial statements.

     Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced APB Opinion No. 30 for the disposal of segments of a business, the Company's consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the markets being sold as discontinued operations. The assets and liabilities of such operations have been classified as "Assets of discontinued operations" and "Liabilities of discontinued operations," respectively, on the December 31, 2002 and 2001 consolidated balance sheets and consist of the following:

                                                            DECEMBER 31,       DECEMBER 31,
                                                                2002               2001
                                                          ----------------   ----------------
                                                          ($ IN THOUSANDS)   ($ IN THOUSANDS)
Current assets..........................................      $  5,749           $ 16,178
Property, plant and equipment, net......................        29,023             88,199
Wireless license acquisition costs, net.................       143,212            276,480
Customer list, net......................................            --              4,581
Other assets............................................            72              6,943
                                                              --------           --------
  Total assets of discontinued operations...............      $178,056           $392,381
                                                              ========           ========
Current liabilities.....................................      $  3,472           $  8,263
Deferred tax liabilities................................        57,939             59,871
Minority interest.......................................         1,397             15,818
                                                              --------           --------
  Total liabilities of discontinued operations..........      $ 62,808           $ 83,952
                                                              ========           ========

     The net income (loss) from discontinued operations was classified on the consolidated statement of operations as "Income (loss) from discontinued operations." Summarized results of discontinued operations are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        ------------------------------
                                                          2002       2001       2000
                                                        --------   --------   --------
                                                               ($ IN THOUSANDS)
Operating revenue.....................................  $ 82,212   $141,422   $101,919
Income (loss) before income taxes.....................    28,102     (4,954)   (14,418)
Income tax (provision) benefit........................   (10,679)     2,026      5,747
Income (loss) from discontinued operations............    17,423     (2,928)    (8,671)

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The long-term debt of the Company is recorded at the consolidated level and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations based on these markets' pro rata population coverage to properly reflect the interest that was incurred to finance the operations for these markets. The interest expense allocated to these operations was $8.7 million for the year ended December 31, 2002, $25.4 million for the year ended December 31, 2001, and $23.1 million for the year ended December 31, 2000.

     The Company completed the sale of Ohio 2 RSA, California 7 RSA and Georgia 1 RSA on February 8, 2002 and the sale of Arizona 5 RSA on February 28, 2002, and recorded income realized through those dates and the related gain on the sale totaling $93.4 million, net of tax expense.

     The net (loss) income from discontinued operations from investment in joint venture represents the discontinued operations from American Cellular, the Company's 50%-owned joint venture. The results are as follows:

                                                                                 PERIOD FROM
                                                                              FEBRUARY 25, 2000
                                             PERIOD FROM        YEAR ENDED         THROUGH
                                           JANUARY 1, 2002     DECEMBER 31,     DECEMBER 31,
                                         THROUGH DISPOSITION       2001             2000
                                         -------------------   ------------   -----------------
                                                            ($ IN THOUSANDS)
Operating revenue......................        $ 2,319           $30,976           $27,494
(Loss) income before income taxes......         (1,090)             (251)            3,890
Income tax benefit (provision).........            436            (1,188)           (2,548)
(Loss) income from discontinued
  operations...........................           (654)           (1,439)            1,342

     American Cellular also allocated a portion of interest expense to its discontinued operations based on Tennessee 4 RSA's pro rata population coverage to properly reflect the interest that was incurred by American Cellular to finance the operations of its Tennessee 4 RSA market. The interest expense allocated to this market was $1.0 million for the period from January 1, 2002 through disposition (February 8, 2002), $9.6 million for the years ended December 31, 2002 and 2001 and $7.7 million for the period from February 25, 2000 through December 31, 2000.

     American Cellular completed the sale of Tennessee 4 RSA on February 8, 2002 and recorded operating losses incurred through February 8, 2002, and the related gain on the sale totaling $12.8 million, net of tax expense.

5.  INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

     The Company owns a 50% interest in a joint venture that owns American Cellular. This investment is accounted for on the equity method. At June 30, 2002 and continuing through December 31, 2002, American Cellular has failed to comply with the total debt leverage ratio required by its senior credit facility. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Based on these evaluations on June 30, 2002 and December 31, 2002, American Cellular concluded that there were impairments of its goodwill. As a result, American Cellular recognized an impairment loss of $377.0 million, at June 30, 2002 and an additional loss of $423.9 million at December 31, 2002. After recognizing its 50% interest of the impairment at June 30, 2002, the Company's investment in the joint venture was written down to $0, therefore, the additional impairment loss of $423.9 million at December 31, 2002, did not impact the Company's results of operations or financial condition. The Company does not guarantee any of American Cellular's obligations. Until future cumulative earnings, if any, are earned at American Cellular to restore American Cellular's equity, the Company will not record its pro rata share of American Cellular's future operations.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     The following is a summary of the significant financial information for American Cellular as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001 and the period from February 25, 2000 (the date of acquisition) through December 31, 2000:

                                                                               PERIOD FROM
                                                                               FEBRUARY 25,
                                                 FOR THE YEAR   FOR THE YEAR       2000
                                                    ENDED          ENDED         THROUGH
                                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                     2002           2001           2000
                                                 ------------   ------------   ------------
                                                              ($ IN THOUSANDS)
Operating revenue..............................  $   452,830     $ 417,243      $ 309,343
Operating income (loss)........................      113,552       (26,689)        (1,094)
Impairment of goodwill.........................     (800,894)           --             --
Loss from continuing operations................     (813,575)     (136,224)      (100,585)
Income (loss) from discontinued operations and
  sale of discontinued operations, net.........       12,818        (1,439)         1,342
Cumulative effect of change in accounting
  principle, net...............................     (281,640)           --             --
Dividends on preferred stock...................       (4,661)       (2,139)            --
Net loss applicable to members.................   (1,087,058)     (139,802)       (99,243)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
                                                                   ($ IN THOUSANDS)
Current assets..............................................   $  100,524     $  131,186
Property, plant and equipment, net..........................      185,935        203,168
Intangible assets...........................................      915,845      2,192,133
Other assets................................................        5,940         32,689
Assets of discontinued operation............................           --        139,854
Current portion of long-term debt...........................    1,588,509         46,909
Other current liabilities...................................       69,319         94,773
Long-term debt, net of current maturities...................           --      1,760,208
Preferred stock.............................................       35,000         35,000
Other liabilities...........................................       43,691        210,081
Liabilities of discontinued operations......................           --          7,496
Member's (deficit) equity...................................     (528,275)       544,563

     During 2001, the Company invested an additional $51.4 million in American Cellular. This investment consisted of a $35.0 million purchase of American Cellular's class A preferred stock, and an additional cash investment of $16.4 million. This cash investment was equally matched with assets contributed by AT&T Wireless, the other 50% owner of American Cellular. Accrued dividends on the $35.0 million preferred stock, included in American Cellular's current liabilities, were $6.8 million at December 31, 2002.

     American Cellular's credit facility includes a financial covenant requiring that American Cellular not exceed a total debt leverage ratio ranging from 9.25 to 1.00 in the first quarter of 2002 to 7.75 to 1.00 in the fourth quarter of 2002. As described above, American Cellular was not in compliance with this covenant at June 30, 2002 through December 31, 2002. The lenders presently have the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under its credit facility. Acceleration under the credit facility would allow the holders of American Cellular's Senior Subordinated Notes to declare the principal and interest of the Senior Subordinated Notes immediately due and payable. To date no such

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES acceleration has occurred and American Cellular continues to hold discussions with its bank lenders and with representatives of certain of the American Cellular bondholders concerning a potential reorganization. American Cellular can provide no assurance that it would be successful in reorganizing or be able to meet its obligations under the accelerated repayment terms. Therefore, on June 30, 2002 and continuing through December 31, 2002, American Cellular has classified all of its long-term debt as current. There continues to be substantial doubt about American Cellular's ability to continue as a going concern, as expressed in the independent auditors reports on American Cellular's 2002 and 2001 financial statements.

6.  DEPOSITS AND OTHER NON-CURRENT ASSETS

     On January 26, 2001, the FCC concluded an auction of 10 MHz and 15 MHz PCS licenses in the C and F Blocks in a number of markets. The Company was a winning bidder, with total winning bids of $546.1 million, on 14 of the auctioned licenses representing an estimated total population of 19.8 million. However, in June 2001, the United States Court of Appeals for the District of Columbia Circuit ruled that the FCC did not have the authority to auction certain of those licenses, including 11 of the 14 licenses for which the Company was the successful bidder. These 11 licenses represent $536.5 million of the total amount that its subsidiary bid. On January 27, 2003, the Circuit Court's decision was affirmed on appeal to the United States Supreme Court.

     Along with certain other winning bidders in the auction, the Company petitioned the FCC to refund its deposits on those 11 licenses and to allow the Company to dismiss its application as it relates to those licenses. The FCC granted these requests. The Company received a refund of $91.2 million of its $109.2 million deposit on April 4, 2002, and an additional refund of $16.1 million on December 11, 2002. The Company's application to the FCC for grant of those 11 licenses has been dismissed, without prejudice to the Company's participation in any future re-auction of such licenses or to the rights of the Company to obtain such licenses in any future acquisition. On June 18, 2003 the FCC announced it was prepared to grant (upon timely and full payment) the Company's post-auction application for the remaining three licenses that the Company won in the auction, denying all legal challenges to this application. The Company had $1.9 million on deposit for these three licenses, and paid an additional $7.7 million to the government for these three licenses on July 1, 2003.

7.  LONG-TERM DEBT

     The Company's long-term debt as of December 31, 2002 and 2001, consisted of the following:

                                                                 2002         2001
                                                              ----------   ----------
                                                                 ($ IN THOUSANDS)
Credit facilities...........................................  $  786,382   $1,122,449
Dobson/Sygnet Senior Notes..................................     188,500      200,000
DCC 10.875% Senior Notes, net of discount...................     298,238      298,052
DCC 11.75% Senior Notes.....................................          20          340
Other notes payable.........................................          --           40
                                                              ----------   ----------
  Total debt................................................   1,273,140    1,620,881
Less-current maturities.....................................      50,704       44,509
                                                              ----------   ----------
  Total long-term debt......................................  $1,222,436   $1,576,372
                                                              ==========   ==========

     On September 30, 2002, the Company purchased $11.5 million principal amount of senior notes issued by the Company's subsidiary, Dobson/Sygnet Communications Company ("Dobson/Sygnet") for the purchase price of $8.9 million. This repurchase resulted in a reduction of the Company's total outstanding

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES debt and a gain from extinguishment of debt of $2.2 million after the write off of related deferred financing costs.

  CREDIT FACILITIES

     The Company's credit facilities consist of the following:

                                                                                 INTEREST RATE
                                                                               (WEIGHTED AVERAGE
                                        MAXIMUM       AMOUNT OUTSTANDING    RATE FOR THE YEAR ENDED
CREDIT FACILITY                       AVAILABILITY   AT DECEMBER 31, 2002    DECEMBER 31, 2002)(1)
---------------                       ------------   --------------------   -----------------------
DOC LLC Credit Facility.............    $596,495           $500,995                    4.3%
Sygnet Credit Facility..............     315,377            285,387                    5.0%

---------------

(1) Weighted average computation is based on actual interest rates without giving effect to the interest rate hedge discussed below.

  DOBSON OPERATING CO., L.L.C. CREDIT FACILITY

     On January 14, 2000, the Company's wholly owned subsidiary Dobson Operating Co. LLC, or DOC LLC obtained an $800.0 million credit facility and increased it by $125.0 million to $925.0 million on May 1, 2000. This credit facility is guaranteed by certain of the Company's subsidiaries and by the Company. The original proceeds from the $800.0 million credit facility were used primarily to:

     - consolidate the indebtedness of two of the Company's subsidiaries under a $160.0 million credit facility and a $250.0 million senior secured credit facility;

     - repurchase $159.7 million outstanding principal amount of the Company's 11.75% senior notes due 2007; and

     - pay the cash portion of the costs of certain of the Company's pending acquisitions.

     The increase of $125.0 million was used to fund the acquisition of Texas 9 RSA on May 1, 2000.

     At December 31, 2002, this credit facility included a $300.0 million revolving credit facility and $296.5 million remaining of term loan facilities consisting of a Term A Facility of $142.6 million, a Term B Facility of $83.1 million and an additional Term B Facility of $70.8 million. These loans begin to mature in 2007. As of December 31, 2002, the Company had $501.0 million outstanding under this credit facility and there was $95.5 million of availability.

     Advances bear interest, at the Company's option, on a prime rate or LIBOR formula. The weighted average interest rate was 4.3% for the twelve months ended December 31, 2002. The Company's obligations under the credit facility are secured by:

     - a pledge of the Company's ownership interests in DOC LLC;

     - stock and partnership interests of certain of DOC LLC's subsidiaries; and

     - liens on substantially all of the assets of DOC LLC and its restricted subsidiaries, including FCC licenses, but only to the extent such licenses can be pledged under applicable law.

     The Company is required to amortize the Term A Facility with quarterly principal payments of $5.0 million which commenced June 30, 2001, increasing over the term of the loan to quarterly principal payments of $25.0 million. The Company is required to amortize the Term B Facility with quarterly principal payments of $375,000 from March 31, 2000 through December 31, 2006 and with quarterly principal payments of $34.9 million during 2007. The Company began amortizing the additional $125.0 million portion of the

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Term B Facility with quarterly principal payments of $312,500 on June 30, 2000 and will continue through March 31, 2007. These quarterly principal payments will increase to $29.1 million from June 30, 2007 through March 31, 2008. Under certain circumstances, the Company is required to make prepayments of proceeds received from significant asset sales, new borrowings, sales of equity and a portion of excess cash flow. When the Company completed the sale of four licenses to Verizon Wireless for a total purchase price of $348.0 million during February 2002, the Company permanently prepaid $293.9 million towards this credit facility. In addition, the Company has the right to prepay the credit facility in whole or in part at any time. During the twelve months ended December 31, 2002, the Company's total scheduled principal payments were $14.3 million under this facility. In addition, during 2003, the Company will be required to make additional principal payments totaling $22.5 million.

     The Company's credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens, make capital expenditures and pay dividends. In addition, the Company is required to maintain certain financial ratios with respect to the borrower and certain of its subsidiaries, including, but not limited to:

     - a ratio of total indebtedness to operating cash flow of initially not more than 7.75 to 1, decreasing over time to 5.00 to 1;

     - a ratio of operating cash flow to debt service requirements of initially not less than 1.15 to 1, increasing over time to 1.50 to 1;

     - a ratio of operating cash flow to interest expense of initially not less than 1.40 to 1, increasing over time to 2.25 to 1; and

     - a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of initially not less than 1.05 to 1, increasing over time to 1.15 to 1.

     At December 31, 2002, the Company was in compliance with all required financial ratios and expects to continue to be in compliance throughout 2003, absent a change of control that would accelerate the maturity of outstanding amounts under the credit facility. See below.

     In connection with the closing of the DOC LLC Credit Facility, the Company extinguished its credit facilities for both Dobson Cellular Operations Company and Dobson Operating Company and repurchased $159.7 million outstanding principal amount of the Company's 11.75% senior notes due 2007. Since these credit facilities and senior notes were extinguished before their termination, the Company recognized a pretax extraordinary loss of $32.9 million as a result of call premiums and writing off previously capitalized financing costs relating to these debt instruments.

  SYGNET WIRELESS CREDIT FACILITY

     The Company's indirect wholly owned subsidiary, Sygnet Wireless, is a party to a secured credit agreement for an aggregate of $315.4 million, consisting of a $34.0 million revolving credit facility and $281.4 million of term loans. Interest on the revolving credit facility and the term loans is based on a prime rate or a LIBOR formula, and has ranged between 4.1% and 10.5% since inception. As of December 31, 2002, there was $285.4 million outstanding under this credit facility and $30.0 million of availability.

     The obligations under the Sygnet Wireless credit facility are secured by a pledge of the capital stock of Dobson/Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Dobson/Sygnet and the assets of its operating subsidiary. The Sygnet Wireless credit facility requires that Dobson/Sygnet and the Company maintain certain financial ratios. The failure to maintain these ratios would constitute an event of default, notwithstanding Sygnet Wireless's ability to meet its debt service obligations. The Sygnet Wireless credit facility amortizes quarterly. The $34.0 million revolving credit facility terminates on September 23, 2006. The $281.4 million term loans terminate on December 23, 2007. During the twelve months ended

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

December 31, 2002, Dobson/Sygnet's total scheduled principal payments were $14.3 million under this credit facility. In addition during 2003, Dobson/Sygnet will be required to make additional principal payments totaling $28.3 million. The weighted average interest rate on the Sygnet Wireless credit facility was 5.0% for the twelve months ended December 31, 2002.

  DOBSON/SYGNET SENIOR NOTES

     The Company's subsidiary, Dobson/Sygnet, has outstanding $200.0 million aggregate principal amount of senior notes that mature in 2008. On September 30, 2002, the Company purchased $11.5 million principal amount of these senior notes for $8.9 million and the Company recognized a gain of $2.2 million after the write-off of related deferred financing costs. On a consolidated basis at December 31, 2002, the outstanding Dobson/Sygnet senior notes had an outstanding principal balance totaling $188.5 million. The Dobson/Sygnet notes bear interest at an annual rate of 12.25%, payable semi-annually on each June 15 and December
15. The Dobson/Sygnet note indenture contains restrictive covenants that, among other things, limit the ability of Dobson/Sygnet and its subsidiaries to incur additional indebtedness, create liens, pay dividends or make distributions in respect of their capital stock, make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of restricted subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

  SENIOR NOTES

     On June 15, 2000, the Company issued $300.0 million principal amount of its 10.875% Senior Notes maturing on July 1, 2010. The Company used $207.0 million of the net proceeds to pay down the DOC LLC credit facility. The Company has and will continue to use the balance of the net proceeds for working capital and other general corporate purposes. The notes are redeemable at any time. In addition, the Company may redeem up to 35% of the notes before July 1, 2003 with the net cash proceeds from certain equity offerings.

     Dobson Communications' principal stockholder DCCLP, and certain of its affiliates, are parties to credit agreements with Bank of America, N.A. These credit agreements had an aggregate principal amount outstanding of approximately $320 million as of March 31, 2003, including fees and interest. To secure their obligations under these credit agreements, DCCLP and its affiliates individually pledged certain assets, which included beneficial ownership of securities representing controlling interests in DCCLP and in Dobson Communications. If the loans were not paid at maturity or if an event of default occurred under the loan agreements, and the lender elected to foreclose on the collateral, Dobson Communications could have experienced a change of control under the indenture governing its outstanding senior notes, the certificates of designation governing two series of its outstanding senior preferred stock, its bank credit facility, and under the indenture governing the outstanding senior notes of Dobson/Sygnet.

     On May 19, 2003, however, DCCLP closed on its agreement with Bank of America for the amendment and restructuring of DCCLP's loan. The agreement eliminates the change of control risk at Dobson Communications related to possible future default on the DCCLP loan as DCCLP has retained sufficient Class B common shares to continue to have a voting majority of Dobson Communications' stock and those common shares no longer serve as collateral for the loan. As a result, the substantial doubt that existed as of December 31, 2002 and March 31, 2003 regarding our ability to continue operating as a going concern no longer exists. Under the new five-year loan agreement, the amount owed by DCCLP to Bank of America has been reduced to $60 million, at Bank of America's prime interest rate. Under the terms of the agreement, DCCLP transferred 32.5 million shares of Dobson Communications class A common stock to Bank of America. Any future sale of these shares will be subject to a number of restrictions until May 2006.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  MINIMUM FUTURE PAYMENTS

     Minimum future payments, of long-term debt for years subsequent to December 31, 2002, are as follows:

                                                               ($ IN THOUSANDS)
2003........................................................      $   50,704
2004........................................................          77,069
2005........................................................         108,367
2006........................................................         103,654
2007........................................................         429,687
2008 and thereafter.........................................         503,659
                                                                  ----------
                                                                  $1,273,140
                                                                  ==========

  INTEREST RATE HEDGES

     The Company pays interest on its bank credit facilities at a variable factor, based on LIBOR or prime rate, plus a factor. The Company will from time-to-time enter into derivative contracts to reduce exposure against changes in interest rates.

     The Company has a $135.0 million derivative contract on the credit facility of its wholly owned subsidiary, DOC LLC, whereby the interest rate is fixed at 6.9%, plus a factor based on DOC LLC's leverage. This derivative contract expired in April 2003. The Company had a $190.0 million derivative contract on the credit facility of its wholly owned subsidiary, DOC LLC, whereby the interest rate was fixed at 6.5%, plus a factor based on DOC LLC's leverage. This derivative contract expired in October 2002. Additionally, the Company previously entered into a $300.0 million derivative contract on the DOC LLC credit facility whereby the interest rate had a cap of 8.5% plus a factor based on DOC LLC's leverage, this derivative contract expired on March 13, 2002. DOC LLC also had an interest rate cap agreement on $160.0 million of its DOC LLC credit facility that expired on June 14, 2001.

     On January 1, 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. The Company's accumulated other comprehensive loss, net of income tax benefit, was $1.1 million at December 31, 2002 and decreased from $9.1 million as of December 31, 2001. These contracts will be reclassified and expensed during 2003. In addition, the accumulated other comprehensive loss, net of income tax benefit, recorded for the Company's interest in its unconsolidated subsidiary, American Cellular was $7.1 million as of December 31, 2001. As a result of the expiration of American Cellular's interest rate swap agreement on June 4, 2002 there is not a balance as of December 31, 2002 related to American Cellular.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

8.  LEASES, COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company is obligated under capital leases covering furniture and office equipment. At December 31, 2002 and 2001, the gross amount of furniture and office equipment and the related depreciation recorded under capital leases was as follows:

                                                               2002      2001
                                                              -------   -------
                                                              ($ IN THOUSANDS)
Furniture and office equipment..............................  $5,299    $5,144
Accumulated depreciation....................................    (901)     (396)
                                                              ------    ------
                                                              $4,398    $4,748
                                                              ======    ======

     The Company has numerous operating leases; these leases are primarily for its administrative offices, including its corporate office, retail stores, cell sites towers and their locations and vehicles. Future minimum lease payments required under capital and operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2002, are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                               ($ IN THOUSANDS)
2003........................................................  $ 1,478    $21,565
2004........................................................      902     19,301
2005........................................................      319     16,806
2006........................................................       --     14,133
2007........................................................       --     14,482
2008 and thereafter.........................................       --     53,089
                                                              -------
Total minimum lease payments................................  $ 2,699
Less-amount representing interest...........................     (223)
                                                              -------
Total obligations under capital lease.......................    2,476
Less -- Current portion of obligations under capital
  leases....................................................   (1,324)
                                                              -------
Total obligations under capital leases, net of current
  portion...................................................  $ 1,152
                                                              =======

     Lease expense under the above leases was $24.3 million for the year ended December 31, 2002, $21.9 million for the year ended December 31, 2001 and $13.7 million for the year ended December 31, 2000. Included in the future minimum lease payments above are future requirements for certain capital leases the Company entered into during 2002 and 2001 for furniture and office equipment. These capital leases have anywhere from a three to five year lease term and offer a bargain purchase price at the end of the lease term. The depreciation related to these assets is included in the Company's depreciation expense and the obligation is included in the Company's other non-current liabilities.

  COMMITMENTS

     The Company entered into an equipment supply agreement to purchase approximately $100.5 million of cell site and switching equipment between November 16, 2001 and July 15, 2005, to update the wireless systems for existing MSAs and RSAs. Of the commitment, approximately $39.5 million remained at December 31, 2002. If the Company fails to fully meet this commitment by July 15, 2005, it could be forced to pay a penalty of up to 20% of the unfulfilled commitment. The Company expects to fulfill its purchase commitment under this agreement prior to its completion date.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  CONTINGENCIES

     The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company's consolidated financial position, results of operation, or liquidity.

9.  REDEEMABLE PREFERRED STOCKS

     As of December 31, 2002, 2001 and 2000, the Company's authorized and outstanding preferred stock was as follows:

                                      NO. OF SHARES    NO. OF SHARES    NO. OF SHARES
                           NO. OF     OUTSTANDING AT   OUTSTANDING AT   OUTSTANDING AT                                  LIQUIDATION
                           SHARES      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,    PAR VALUE                      PREFERENCE
CLASS                    AUTHORIZED        2002             2001             2000        PER SHARE       DIVIDENDS       PER SHARE
-----                    ----------   --------------   --------------   --------------   ---------   -----------------  -----------
Senior Exchangeable....    693,713       374,941          367,425          325,126         $1.00     12.25% Cumulative   $   1,000
Senior Exchangeable....    431,272       198,780          234,973          206,395         $1.00        13% Cumulative   $   1,000
Series AA..............    200,000       200,000          200,000               --         $1.00      5.96% Cumulative   $   1,000
Class E................     40,000            --               --               --         $1.00        15% Cumulative   $1,131.92
Other..................  4,635,015            --               --               --            --                    --          --
                         ---------       -------          -------          -------
                         6,000,000       773,721          802,398          531,521
                         =========       =======          =======          =======

                                           OTHER
                                         FEATURES,
                           MANDATORY      RIGHTS,
                          REDEMPTION    PREFERENCES
CLASS                        DATE       AND POWERS
-----                    -------------  -----------
Senior Exchangeable....  Jan. 15, 2008  Non-voting
Senior Exchangeable....  May 1, 2009    Non-voting
Series AA..............  Feb. 8, 2011   Non-voting
Class E................  Dec. 23, 2010  Non-voting
Other..................  --             --

     The Company issued 175,000 shares of 12.25% senior exchangeable preferred stock in April 1998 and 64,646 shares of additional 12.25% senior exchangeable preferred stock in December 1998, mandatorily redeemable on January 15, 2008 for $1,000 per share plus accrued and unpaid dividends. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock. On or before January 15, 2003, the Company may pay dividends, at its option, in cash or in additional fully paid and nonassessable senior preferred stock having an aggregate liquidation preference equal to the amount of such dividends. However, after January 15, 2003, the Company must pay dividends in cash. Additionally, the preferred stock is redeemable at the option of the Company on or after January 15, 2003. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company's Board of Directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2002, the Company's 12.25% senior exchangeable preferred stock totaled $374.9 million less the unamortized financing costs of $4.2 million and the unamortized discount of $8.4 million.

     In May 1999, the Company issued 170,000 shares of 13% senior exchangeable preferred stock mandatorily redeemable on May 1, 2009 for $1,000 per share. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock and equal to the 12.25% senior exchangeable preferred stock. On or before May 1, 2004, the Company may pay dividends, at its option, in cash or in additional shares having an aggregate liquidation preference equal to the amount of such dividends. However, after May 1, 2004, the Company must pay dividends in cash. Additionally, the preferred stock is redeemable at the option of the Company on or after May 1, 2004. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company's Board of Directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES two directors. At December 31, 2002, the Company's 13% senior exchangeable preferred stock totaled $198.8 million less the unamortized financing costs of $2.8 million.

     On February 8, 2001 the Company issued 200,000 shares of its Series AA preferred stock, par value $1.00 per share ("Series AA preferred stock") to AT&T Wireless for aggregate cash proceeds of $200.0 million. Each share of Series AA preferred stock is entitled to cumulative annual dividends of 5.96% on the liquidation preference of $1,000 per share, subject to certain adjustments. Dividends accrue but will not be payable until the fifth anniversary of the issuance of the Series AA preferred stock. At December 31, 2002, the Company had $23.0 million in accrued dividends payable on its balance sheet related to this issue. Each share of Series AA preferred stock is mandatorily exchangeable for one share of the Company's Series A convertible preferred stock, par value $1.00 per share. Each share of the Company's Series A convertible preferred stock is convertible into the Company's class A common stock at a conversion rate of $25.35 per share. On December 24, 2002 the Company signed a definitive agreement with AT&T Wireless that would, among other things, result in AT&T Wireless transferring to the Company all of its outstanding shares of Series AA preferred stock. Upon receipt of the Series AA preferred stock in June 2003, the Company canceled that issue, including the related accrued dividends.

     During 2002, the Company acquired shares of its 12.25% senior exchangeable preferred stock having a carrying value of $40.3 million and shares of its 13% senior exchangeable preferred stock having a carrying value of $68.7 million through repurchases, including dividends issued on the repurchased shares after the date of repurchase. The preferred stock acquired totaled 109,015 shares for $38.7 million, all of which were canceled on December 31, 2002. This repurchase resulted in an excess of carrying value over repurchase price of preferred stock totaling $70.3 million. The excess of carrying value over repurchase price has been included in net income applicable to common stockholders.

     The Company issued total cumulative quarterly dividends in the form of additional shares of 12.25% and 13.00% senior exchangeable preferred stock totaling 80,338 shares during 2002, 70,877 shares during 2001 and 62,690 shares during 2000 and accrued dividends on its Series AA preferred stock of $12.1 million during 2002 and $10.9 million during 2001 (resulting in a total liquidation preference of $384.9 million of 12.25% senior exchangeable preferred stock, $203.2 million of 13.00% senior exchangeable preferred stock and $200.0 million Series AA preferred stock, as of December 31, 2002) which represented non-cash financing activity, and thus are not included in the accompanying consolidated statements of cash flows.


10.  STOCKHOLDERS' DEFICIT

     On September 14, 2001 through September 14, 2002, the Company's Board of Directors authorized the expenditure of up to $80.0 million for the possible repurchase of shares of the Company's outstanding class A common stock. After expiration of the initial stock purchase plan, the Company's Board of Directors adopted a new stock purchase plan on November 7, 2002, which authorized the Company to purchase up to 10 million shares of the Company's outstanding class A common stock over the next twelve months.

     As of December 31, 2002, the Company had purchased 4,569,131 shares for $26.3 million, all of which was held as treasury stock.

     On January 1, 2001, in accordance with SFAS 133 (as described in Note 7), the Company recorded a liability and a transition adjustment to other comprehensive loss representing the fair value, net of income tax, of its interest rate hedges.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     As of December 31, 2002, the Company's authorized and outstanding common stock was as follows:

                                       NUMBER OF        NUMBER OF        NUMBER OF                                  OTHER
                                         SHARES           SHARES           SHARES                                 FEATURES,
                        NUMBER OF    OUTSTANDING AT   OUTSTANDING AT   OUTSTANDING AT   PAR VALUE                  RIGHTS,
                         SHARES       DECEMBER 31,     DECEMBER 31,     DECEMBER 31,       PER                   PREFERENCES
CLASS                  AUTHORIZED         2002             2001             2000          SHARE      DIVIDENDS   AND POWERS
-----                  -----------   --------------   --------------   --------------   ---------   -----------  -----------
Class A..............  175,000,000     35,131,837       39,682,561       27,970,647       $.001     As declared  Voting
Class B..............   70,000,000     54,977,481       54,995,888       65,311,716       $.001     As declared  Voting
Class C..............        4,226             --               --               --       $.001     As declared  Non-voting
Class D..............       33,000             --               --            4,832       $.001     As declared  Non-voting
                       -----------     ----------       ----------       ----------
                       245,037,226     90,109,318       94,678,449       93,287,195
                       ===========     ==========       ==========       ==========

     Each share of the Company's class B common stock is convertible into one share of class A common stock and each share of the Company's class C common stock and class D common stock is convertible into 111.44 shares of class A common stock at the option of the holder. Due to these conversion features, the Company's calculation of its weighted average common shares outstanding is performed on an as converted basis (as discussed in Note 2). In addition, each share of the Company's class B common stock is entitled to 10 votes and class A common stock is entitled to one vote.

     Additional shares of the Company's class A common stock have been reserved for issuance under the Company's benefit plans. See Note 11 for discussion of the Company's employee stock incentive plans and employee stock purchase plan.

     On October 29, 2002, the Company received notice from the Nasdaq that the Company's class A common stock securities would be delisted from the Nasdaq National Market System. Therefore, as of October 29, 2002, the Company's securities began trading on the OTC Bulletin Board. Subsequent to year-end, the Company applied for listing on the Nasdaq SmallCap Market. On February 18, 2003, the Company's class A common stock began trading on the Nasdaq SmallCap Market.

     Subsequent to 2002, the Company's principal stockholder, Dobson CC Limited Partnership, or DCCLP, converted a total of 32.8 million shares, which includes the 32.5 million shares discussed in Note 7, of Dobson Communications Class B common stock into Class A common stock and transferred these shares of Class A common stock to Bank of America. Any future sale of these shares are subject to a number of restrictions until May 2006.

11.  EMPLOYEE BENEFIT PLANS

  401(K) PLAN

     The Company maintains a 401(k) plan (the "Plan") in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were $1.2 million during the year ended December 31, 2002, $1.8 million during the year ended December 31, 2001 and $1.2 million during the year ended December 31, 2000, and were recorded as general and administrative expenses in the accompanying statements of operations.

  STOCK OPTION PLANS

     The Company adopted its 1996 stock option plan (the "1996 plan"), its 2000 stock option plan (the "2000 plan") and its 2002 stock option plan (the "2002 plan") to encourage its key employees by providing opportunities to participate in the ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plans also permit the grant of options to its directors. The Company's compensation committee presently administers the 1996, 2000 and 2002 plans. The Company expects to grant all future options pursuant to the 2002 plan and does not expect to grant any additional options under the 1996 and 2000 plans. The Company accounts for the plans under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Under the 1996 plan, the Board of Directors granted both incentive and non-incentive stock options for employees, officers and directors to acquire class C common stock and class D common stock, which is convertible into shares of class A common stock at a 111.44 to 1 basis at the time of exercise. Options granted under the 2000 and 2002 stock incentive plan can also be both incentive and non-incentive stock options for employees, officers and directors, however, all shares granted under these plans are shares of class A common stock.

     Under all the plans, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. All options issued under the 1996 and 2000 plans vest at a rate of 20% per year and all options issued under the 2002 vest at a rate of 25% per year. The maximum number of shares for which the Company may grant options under the 2000 plan is 4,000,000 shares of class A common stock and the maximum number under the 2002 plan is 7,000,000 shares of class A common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of December 31, 2002, the Company had outstanding options to purchase 8,971,903 shares of class A common stock to approximately 110 employees, officers and directors. Shares subject to previously expired, cancelled, forfeited or terminated options become available again for grants of options. The shares that the Company will issue under the plan will be newly issued shares, or shares held as treasury shares.

     Stock options outstanding under the Plans are presented for the periods indicated. In addition, all options are presented on an "as converted" basis since all shares are converted to class A common stock upon exercising.

                                    2002                           2001                           2000
                        ----------------------------   ----------------------------   ----------------------------
                        NUMBER OF   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
                         SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                        ---------   ----------------   ---------   ----------------   ---------   ----------------
Outstanding, beginning
  of period...........  4,350,870        $15.39        4,672,977        $12.97        4,137,866        $ 1.64
Granted...............  5,360,000        $ 2.13          825,000        $15.71        2,709,500        $22.25
Exercised.............         --            --          857,607        $ 1.19        1,828,396        $ 1.32
Canceled..............    738,967        $14.97          289,500        $19.35          345,993        $11.72
                        ---------        ------        ---------        ------        ---------        ------
Outstanding, end of
  period..............  8,971,903        $ 7.50        4,350,870        $15.39        4,672,977        $12.97
                        =========        ======        =========        ======        =========        ======
Exercisable, end of
  period..............  1,782,474        $11.77          913,730        $12.37          480,467        $ 1.30
                        =========        ======        =========        ======        =========        ======

     The following table summarizes information concerning currently outstanding and exercisable options:

                                     WEIGHTED AVERAGE
                         NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICE RANGE   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------------------   -----------   ----------------   ----------------   -----------   ----------------
$ 0.78-$ 1.17........     466,471            4               $ 0.84           466,471         $ 0.84
$ 2.09-$ 2.30........   5,270,000           10               $ 2.13                --             --
$ 2.34-$ 5.18........     640,432            6               $ 3.23           411,003         $ 3.30
$10.00-$23.00........   2,595,000            8               $20.66           905,000         $21.24
                        ---------           --               ------         ---------         ------
$ 0.78-$23.00........   8,971,903            9               $ 7.50         1,782,474         $11.77
                        =========           ==               ======         =========         ======

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  STOCK PURCHASE PLAN

     The Dobson Communications Corporation 2002 Employee Stock Purchase Plan, or the Purchase Plan, was approved at the 2002 Annual Meeting of Shareholders. The Purchase Plan provides for 1,000,000 shares of the Company's class A common stock to be reserved for issuance upon exercise of purchase rights which may be granted under the Purchase Plan, subject to adjustment for stock dividends, stock splits, reverse stock splits and similar changes in the Company's capitalization. The Purchase Plan is designed to encourage stock ownership by the Company's employees.

12.  TAXES

     Benefit for income taxes for the years ended December 31, 2002, 2001 and 2000, was as follows:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                               ($ IN THOUSANDS)
Federal income taxes --
  Deferred..............................................  $42,828   $30,182   $47,074
  State income taxes (current and deferred).............    5,039     3,551     5,538
                                                          -------   -------   -------
     Total income tax benefit...........................  $47,867   $33,733   $52,612
                                                          =======   =======   =======

     The benefits for income taxes for the years ended December 31, 2002, 2000 and 1999 differ from amounts computed at the statutory rate as follows:

                                                          2002       2001       2000
                                                         -------   --------   --------
                                                               ($ IN THOUSANDS)
Income taxes at statutory rate (34%)...................  $51,803   $ 53,849   $ 64,414
State income taxes, net of Federal income tax effect...    6,183      6,335      6,263
Loss from unconsolidated subsidiary....................   (9,656)   (26,289)   (19,111)
Other, net.............................................     (463)      (162)     1,046
                                                         -------   --------   --------
                                                         $47,867   $ 33,733   $ 52,612
                                                         =======   ========   ========

     The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2002 and 2001, were as follows:

                                                                2002        2001
                                                              ---------   ---------
                                                                ($ IN THOUSANDS)
Current deferred income taxes:
  Allowance for doubtful accounts receivable................  $     509   $   1,461
  Accrued liabilities.......................................      1,471       1,339
                                                              ---------   ---------
     Net current deferred income tax asset..................      1,980       2,800
                                                              ---------   ---------
Noncurrent deferred income taxes:
  Fixed assets..............................................    (32,468)    (27,908)
  Intangible assets.........................................   (156,225)   (162,030)
  Investment in joint venture...............................     55,924          --
  Interest rate swap........................................        662       5,726
  Tax credits and carryforwards.............................     80,306     134,983
                                                              ---------   ---------
     Net noncurrent deferred income tax liability...........    (51,801)    (49,229)
                                                              ---------   ---------
       Total net deferred income tax liability..............  $ (49,821)  $ (46,429)
                                                              =========   =========

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     At December 31, 2002, the Company had NOL carryforwards of approximately $211.3 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2012.

     The Company periodically reviews the need for a valuation allowance against deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the deferred tax assets of the Company will be realized prior to their expiration.

13.  RELATED PARTY TRANSACTIONS

     The Company had current and long-term receivables totaling $0.8 million at December 31, 2002 and $20.0 million at December 31, 2001 from related parties. At December 31, 2001 $15.8 million, was due from the Company's 50%-owned subsidiary, American Cellular. Also included in both these totals were receivables from the Company's directors and officers and their affiliates totaling $0.7 million at December 31, 2002 and $0.9 million at December 31, 2001. The director and officer notes bear interest at various interest rates ranging from 2.5% to 4.0% at December 31, 2002.

     On December 17, 2001, certain officers of the Company were offered non-recourse loans secured by their shares of Company stock. These loans totaled $8.6 million, bear interest at a rate of 2.5% and are scheduled to mature on December 17, 2003. These loans are recorded as subscription receivables on the Company's balance sheet, thus, increasing the Company's total stockholders' deficit.

     The Company leases its corporate office and call center in Oklahoma City from its affiliate, DCCLP, for $3.0 million per year.

     The Company provides certain services to American Cellular in accordance with a management agreement. Certain costs incurred by the Company are shared costs of the Company and American Cellular. These shared costs are allocated between the Company and American Cellular primarily based on each Company's pro rata population coverage and subscribers. Costs allocated to American Cellular from the Company were $17.1 million for the year ended December 31, 2002, $10.6 million for the year ended December 31, 2001 and $4.1 million for the year ended December 31, 2000. In addition, the Company charged American Cellular for other expenses incurred by the Company on their behalf, primarily for compensation-related expenses, totaling $42.9 million for 2002, $40.4 million for 2001 and $27.8 million for 2000.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instruments.

               DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                             2002                           2001
                                 ----------------------------   ----------------------------
                                 CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                 ---------------   ----------   ---------------   ----------
                                                      ($ IN THOUSANDS)
Restricted cash and
  investments..................     $ 14,197        $ 14,197      $       --      $       --
Revolving credit facilities....      786,382         786,382       1,122,449       1,122,449
Dobson/Sygnet Senior Notes.....      188,500         144,203         200,000         213,000
DCC Senior Notes...............      298,258         253,519         298,392         311,819
Other notes payable............           --              --              40              40
Interest rate hedge
  liability....................        1,743           1,743          15,069          15,069


15.  SUBSEQUENT EVENTS

     On February 18, 2003, the Company's class A common stock began trading on the Nasdaq SmallCap Market after the Nasdaq listing panel reversed its decision to delist the Company's class A common stock.

     Subsequent to December 31, 2002, the Company repurchased $32.7 million carrying value of its 12.25% senior exchangeable preferred stock for $20.0 million, and $27.5 million carrying value of its 13% senior exchangeable preferred stock for $16.6 million. This preferred stock repurchased subsequent to year-end was canceled during first quarter 2003.

     Subsequent to December 31, 2002, the Company received $7.1 million of an escrow reserve that was being held to cover any future contingencies related to the Company's sale of certain markets to Verizon Wireless during February 2002. These funds were used to pay down the DOC LLC credit facility.

     On July 14, 2003, the Company and American Cellular commenced a simultaneous exchange offer for American Cellular's existing 9 1/2% Senior Subordinated Notes due 2009 and solicitation of consents and votes for a pre-packaged bankruptcy plan of reorganization for American Cellular under Chapter 11 of the U.S. Bankruptcy Code in the event the requirements of the exchange offer are not satisfied. In connection with the exchange offer, holders of American Cellular's existing notes who tender their notes will receive shares of class A common stock and convertible preferred stock issued by the Company and up to $50.0 million in cash in exchange for their existing notes. If the requisite holders of existing notes do not agree to the exchange offer, American Cellular will proceed to the pre-packaged plan provided American Cellular has the approval of holders of existing notes, representing at least 66 2/3% of the outstanding aggregate principal amount of the existing notes that actually vote on the pre-packaged plan and the approval of holders representing at least a majority in number of the holders of existing notes who actually vote on the pre-packaged plan. Pursuant to the pre-packaged plan, holders of American Cellular's existing notes will receive the same consideration as they would have received in the exchange offer. The exchange offer and consent solicitation for the pre-packaged plan is scheduled to expire on August 8, 2003, subject to further extension. If the transactions are completed, the Company will issue approximately 45 million shares of Class A common stock and preferred stock with a liquidation preference of $125.0 million and American Cellular will become a wholly-owned subsidiary of the Company. (Unaudited)

SUPPLEMENTARY DATA

  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                       DOBSON COMMUNICATIONS CORPORATION

                                                                  QUARTER ENDED
                                               ---------------------------------------------------
                                               MARCH 31     JUNE 30    SEPTEMBER 30   DECEMBER 31
                                               ---------   ---------   ------------   ------------
                                                  ($ IN THOUSANDS EXCEPT PER SHARE DATA)
Operating revenue.....................  2002   $ 127,261   $ 142,346     $151,058       $141,240
                                        2001   $ 116,858   $ 136,951     $147,981       $134,379
Operating income (loss)...............  2002   $  27,222   $  38,037     $ 44,674       $ 40,735
                                        2001   $  (1,315)  $  13,499     $ 19,716       $  8,372
Net (loss) income.....................  2002   $ (80,423)  $(108,243)    $ 13,880       $  8,324
                                        2001   $ (44,069)  $ (31,893)    $(22,949)      $(29,383)
Net (loss) income applicable to common
  stockholders........................  2002   $(103,424)  $(132,103)    $ 19,359       $ 25,578
                                        2001   $ (63,559)  $ (53,408)    $(45,376)      $(52,276)
Net (loss) income per average common
  share...............................  2002   $   (1.13)  $   (1.45)    $   0.21       $   0.28
                                        2001   $   (0.68)  $   (0.57)    $  (0.48)      $  (0.56)